UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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VISA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     On January 11, 2013, Visa Inc. sent the following letter to certain stockholders.

VISA INC.

P.O. Box 8999

San Francisco, California 94128-8999

January 11, 2013

Dear Stockholder:

The Annual Meeting of Stockholders for Visa Inc. is scheduled for January 30, 2013. On December 17, 2012, we sent our stockholders a proxy statement for the Annual Meeting, in which our board of directors recommended a vote AGAINST Proposal 4, a stockholder proposal on lobbying practices and expenditures. The purpose of this letter is to apprise you of a development relating to this proposal, and to assist you in understanding why the board of directors believes that our stockholders should vote AGAINST Proposal 4.

In Proposal 4, the stockholder proponents call for, among other things, full disclosure of Visa’s policies and procedures governing the lobbying of legislators and regulators. Earlier today, the Nominating and Corporate Governance Committee of our board of directors unanimously approved a resolution authorizing the public disclosure of our Political Participation, Lobbying and Contributions Policy in 2013. Consistent with the Committee’s decision, Visa will post the Policy on its investor relations website at http://corporate.visa.com under the heading “Corporate Responsibility – Responsible Business Practices – Political Contributions.” This is the same location where our annual political contributions reports may be found.

In addition, as indicated in our proxy statement, commencing in 2013 management will prepare and present to the Nominating and Corporate Governance Committee an annual report regarding our lobbying expenditures and activities. This report will include information regarding our membership in and payments to tax-exempt organizations that write and endorse model legislation.

With these additional measures, Visa and the Nominating and Corporate Governance Committee believe that the Company has taken appropriate steps to provide stockholders with meaningful information about our policies, procedures, and oversight mechanisms for lobbying and political activities. The public disclosure of our annual report regarding lobbying expenditures would not enhance the understanding of these policies and practices, and could prove detrimental to the Company and the interests of our stockholders as a whole.

Accordingly, the board of directors recommends that you vote AGAINST Proposal 4.

We thank you for your continued support.

Sincerely yours,

Ariela St. Pierre

Corporate Secretary

Forward Looking Statements

This communication contains forward–looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are neither statements of historical fact nor guarantees of future performance and (iii) are subject to risks, uncertainties, assumptions and changes in circumstances that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements because of a variety of factors including the factors discussed in our most recent Annual Report on Form 10–K on file with the U.S. Securities and Exchange Commission. You should not place undue reliance on such statements. Unless required to do so by law, we do not intend to update or revise any forward–looking statement, because of new information or future developments or otherwise.